UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 6, 2008

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective November 6, 2008, Todd Crow retired as Chief Financial Officer of NutraCea. Mr. Crow will continue as a consultant to NutraCea.

Effective November 11, 2008, Margie Adelman resigned as Senior Vice President of NutraCea. Ms. Adelman will continue as a consultant to NutraCea.

(c) Effective November 6, 2008, Olga Hernandez Longan was appointed as Chief Financial Officer of NutraCea. Ms. Longan, 45, has over 20 years of financial experience in working with both public and private corporations in financial planning and analysis, SEC reporting, international finance, corporate mergers and acquisitions, divestitures and joint ventures. From October 8, 2008 to November 6, 2008, Ms. Longan served as a consultant to NutraCea. From June 2006 to April 2008, Ms. Longan was a partner with Tatum LLC in their Financial Executive Practice. There she served as interim chief financial officer of various privately held companies, including Wells Dairy, Inc. and Terlato Wine Group. From September 2004 to March 2006, Ms. Longan served as Vice President and Controller of Wal-Mart International. From January 2001 to September 2004, Ms. Longan served in various positions at Ford Motor Company, including as Controller of Vehicle Procurement Operations, Chief Financial Officer of Ford of Brazil and Controller of Ford’s Customer Service Division North American Operations. Prior to Ford, Ms. Longan held the position of Chief Financial Officer and Worldwide Controller of Eaton Corporation’s Automotive Controls Operations. Ms. Longan holds an MBA, Finance and Accounting/Tax from Mercer University and a BBA, Finance from Florida Atlantic University.

Ms. Longan and NutraCea entered into an employment agreement on November 6, 2008 (the “Employment Agreement”). The Employment Agreement has a term ending on November 6, 2011, with the term extended automatically for successive one-year terms unless either party notifies the other in writing at least 90 days prior to the expiration of the then-effective term of such party’s intention not to renew the Employment Agreement. Pursuant to the Employment Agreement, NutraCea has agreed to pay Ms. Longan a base annual salary of $230,000, which will increase annually by the increase in the consumer price index from the prior year (the “Base Salary”). NutraCea has agreed to pay Ms. Longan a moving expense reimbursement of up to $40,000. Ms. Longan will be eligible for an annual bonus of up to her Base Salary as then in effect, as determined by NutraCea’s Compensation Committee or Board of Directors. Ms. Longan also shall receive an automobile allowance of $800 per month.

NutraCea granted to Ms. Longan stock options to purchase 350,000 and 250,000 shares of common stock at an exercise price of $0.70 per share. One-quarter of the option to purchase the 350,000 shares of common stock shall vest on July 8, 2009, and thereafter 1/12 of the shares shall vest on each successive three month anniversary from the October 8, 2008 grant date. In the event of a qualifying change in control (as defined in the Employment Agreement), the option for the 350,000 shares shall immediately vest. The option to purchase 250,000 shares of common stock shall vest over a two year period beginning October 8, 2009 in accordance with performance criteria established by the Board of Directors prior to the grant. The options expire on October 8, 2013.

If the employment of Ms. Longan is terminated by NutraCea without cause (as defined in the Employment Agreement) or by Ms. Longan for good reason (as defined in the Employment Agreement) or upon her death, Ms. Longan (or her estate) shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination, and a lump sum payment equal to the amount of the Base Salary that she would have earned if she had remained employed with NutraCea during the remaining portion of the then-current term.

The description of the terms of the Employment Agreement does not purport to be complete and is qualified in its entirety to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, effective November 6, 2008, by and between NutraCea and Olga Hernandez Longan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: November 13, 2008	By:	/s/ Brad Edson
Brad Edson
Chief Executive Officer
(Duly Authorized Officer)